================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement        [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                        ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              CLEVELAND-CLIFFS INC
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                             Cleveland-Cliffs Inc
                1100 Superior Avenue - Cleveland, Ohio 44114-2589

                                                                  March 23, 1998

To the Shareholders of
  CLEVELAND-CLIFFS INC

     The Annual Meeting of Shareholders of Cleveland-Cliffs Inc will be held at The Forum Conference Center, located in One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio 44114 on Tuesday, May 12, 1998 at 11:30 A.M. (Cleveland time).

     At the meeting, shareholders will act upon the election of Directors and a proposal to ratify the appointment of Ernst & Young LLP as independent public accountants. An explanation of each of these matters is contained in the attached Proxy Statement.

     The Board of Directors and management believe that the proposed actions are in the best interests of your Company. Whether or not you expect to be present at the Annual Meeting, we urge you to exercise your voting right by signing and dating the enclosed proxy card and returning it in the accompanying envelope to ensure that your shares will be represented. Please note that failure to vote surrenders voting power to those who exercise their voting right. If you attend, you will be entitled to vote in person.

     We look forward to meeting with you at the Annual Meeting.

                                        Sincerely,

                                        /s/ John C. Morley
                                        ------------------------------------
                                        John C. Morley
                                        Chairman of the Board

                                        /s/ John S. Brinzo
                                        ------------------------------------
                                        JOHN S. BRINZO
                                        President and Chief Executive Officer

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU INTEND TO BE PRESENT, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                             Cleveland-Cliffs Inc
                1100 Superior Avenue - Cleveland, Ohio 44114-2589

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                                                  March 23, 1998

Dear Shareholder:

     The Annual Meeting of Shareholders of Cleveland-Cliffs Inc, an Ohio corporation ("Company"), will be held at The Forum Conference Center, located in One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio 44114 on Tuesday, May 12, 1998 at 11:30 A.M. (Cleveland time) for the purpose of considering and acting upon:

          1. A proposal to elect 12 Directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected;

          2. A proposal to ratify the appointment of Ernst & Young LLP as the firm of independent public accountants to examine the financial statements of the Company and its consolidated affiliates for the year 1998; and

          3. Such other matters as may properly come before the Annual Meeting and any adjournment or adjournments thereof.

     Shareholders of record at the close of business on March 16, 1998, are entitled to notice of and to vote at such meeting and any adjournment or adjournments thereof.

                                            Very truly yours,

                                            /s/ John E. Lenhard
                                            ---------------------------------

                                            John E. Lenhard
                                            Secretary and Associate General
                                            Counsel

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU INTEND TO BE PRESENT, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                             Cleveland-Cliffs Inc
                1100 Superior Avenue - Cleveland, Ohio 44114-2589

                         ------------------------------

                                PROXY STATEMENT
                         ------------------------------

                                 MARCH 23, 1998

                  SOLICITATION, USE AND REVOCATION OF PROXIES

     The accompanying proxy is solicited by the Board of Directors of Cleveland-Cliffs Inc, an Ohio corporation ("Company"), for use at the Annual Meeting of Shareholders to be held on May 12, 1998, and any adjournment or adjournments thereof ("Meeting"). Any proxy may be revoked by a later proxy, by notice to the Company in writing or in open meeting, without affecting any vote previously taken.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     As of March 16, 1998, the record date for the determination of persons entitled to vote at the Meeting, there were 11,361,732 of the Company's Common Shares, par value $1.00 per share ("Common Shares"), outstanding. Each Common Share is entitled to one vote. This Proxy Statement and accompanying proxy card are being first mailed or otherwise distributed to shareholders on or about March 23, 1998.

                             ELECTION OF DIRECTORS

                                (PROPOSAL NO. 1)

     It is intended that proxies received will be voted, unless contrary instructions are given, to elect the 12 nominees named in the following table to serve until the next Annual Meeting of Shareholders and until their successors shall be elected.

     Should any nominee decline or be unable to accept such nomination to serve as Director, an event which the Company does not currently anticipate, the persons named as proxies reserve the right, in their discretion, to vote for a lesser number or for substitute nominees designated by the Directors, to the extent consistent with the Company's Regulations.

                 INFORMATION CONCERNING DIRECTORS AND NOMINEES

     Based upon information received from the respective Directors and nominees as of March 9, 1998 (except as otherwise indicated), the following information is furnished with respect to each person nominated for election as a Director.

           NAME, AGE AND PRINCIPAL OCCUPATION AND            FIRST BECAME
             EMPLOYMENT DURING PAST FIVE YEARS                 DIRECTOR
           --------------------------------------            ------------
JOHN S. BRINZO, 56, President and Chief Executive Officer of     1997
     the Company since November 10, 1997. Mr. Brinzo served
     as the Company's Executive Vice President-Finance and
     Planning from July 1, 1997 through November 9, 1997 and
     Executive Vice President-Finance and Chief Financial
     Officer since before 1993.

RONALD C. CAMBRE, 59, Chairman of the Board of Newmont           1996
     Mining Corporation and Newmont Gold Company
     (international mining companies) since January, 1995,
     President since June, 1994 and Chief Executive Officer
     since November, 1993 of both companies. Mr. Cambre
     served as Vice Chairman of both companies from
     November, 1993 to December, 1994; from June, 1988
     through September, 1993 Mr. Cambre served as Vice
     President and Senior Technical Advisor to the Office of
     the Chairman of Freeport-McMoRan Inc., a natural
     resources company. Mr. Cambre is a Director of Newmont
     Mining Corporation and Newmont Gold Company.

ROBERT S. COLMAN, 56, Partner since February, 1991 of            1991
     Colman, Furlong & Co., and since 1996 the founder of
     Colman Partners, LLC, both private merchant banking
     firms. Mr. Colman is a Director of First Health Group
     Corp. and Van Wagoner Funds, Inc.

JAMES D. IRELAND III, 48, Managing Director since January,       1986
     1993 of Capital One Partners, Inc., a private merchant
     banking firm. Mr. Ireland is also President since
     before 1993 of Briseis Capital Corporation, a private
     merchant banking firm. Mr. Ireland is Chairman of the
     Board of Sun Coast Industries, Inc., a plastics
     producer.

G. FRANK JOKLIK, 69, President and Chief Executive Officer       1994
     since November, 1995 of MK Gold Company, an
     international mining company. From March, 1980 through
     June, 1993 Mr. Joklik served as President and Chief
     Executive Officer of Kennecott Corporation, an
     international mining company. Mr. Joklik is a Director
     of First Security Corporation and MK Gold Company. Mr.
     Joklik is also President and Chief Executive Officer of
     the Salt Lake Organizing Committee for the 2002 Olympic
     Winter Games.

LESLIE L. KANUK, 68, Professor of Marketing since before         1991
     1993 at the Graduate School and University Center of
     the City University of New York. Dr. Kanuk is a former
     Chairman of the Federal Maritime Commission and, since
     before 1993, a Director of the Containerization and
     Intermodal Institute; member of the Board of Visitors,
     Maine Maritime Academy; Board of Trustees, United
     Seamen's Service; and since 1994, Board of Advisors,
     Weissman Center for International Business.

FRANCIS R. McALLISTER, 55, President and Chief Operating         1996
     Officer since January, 1998 of ASARCO Incorporated, an
     international nonferrous metals mining company. Mr.
     McAllister served as Executive Vice President-Copper
     Operations from May, 1993 to January, 1998 and as
     Executive Vice President and Chief Financial Officer
     from April, 1992 through April, 1993 of ASARCO
     Incorporated. Mr. McAllister is a Director of ASARCO
     Incorporated and Southern Peru Copper Corporation.

           NAME, AGE AND PRINCIPAL OCCUPATION AND            FIRST BECAME
             EMPLOYMENT DURING PAST FIVE YEARS                 DIRECTOR
           --------------------------------------            ------------
M. THOMAS MOORE, 63, Formerly Chairman and Chief Executive       1986
     Officer of the Company from May 10, 1988 to November 9,
     1997. Mr. Moore is a Director of KeyCorp, Lubrizol
     Corporation and The LTV Corporation.

JOHN C. MORLEY, 66, Chairman of the Board of the Company         1995
     since November 10, 1997 and Chairman of the
     Compensation and Organization Committee. Mr. Morley is
     President since August, 1995 of Evergreen Ventures,
     Ltd., a private investment firm. Mr. Morley is also
     retired as President and Chief Executive Officer and
     Director since before 1993 of Reliance Electric
     Company, a manufacturer of electrical, mechanical power
     transmission and telecommunications products and
     systems. Mr. Morley is a Director of AMP Incorporated,
     where he is a member of the Compensation and Management
     Development Committee, Ferro Corporation and Lamson &
     Sessions, Inc.

STEPHEN B. ORESMAN, 65, President since January, 1991 of         1991
     Saltash, Ltd., management consultants. Mr. Oresman was
     with Booz-Allen & Hamilton, Inc., management
     consultants, for 19 years where he was Senior Vice
     President and Chairman of Booz-Allen & Hamilton
     International, and previously held manufacturing
     positions at Bausch & Lomb and Acme Steel. Mr. Oresman
     is a Director of Angram Inc., Gryphon Pharmaceuticals
     Inc., Technology Solutions Company and TriNet Corporate
     Realty Trust Inc.

ALAN SCHWARTZ, 57, Professor of Law at the Yale Law School       1991
     and Professor at the Yale School of Management since
     before 1993. Mr. Schwartz was a Professor of Law and
     Social Science at the California Institute of
     Technology from 1979 through July, 1987.

ALTON W. WHITEHOUSE, 70, Retired. Former Chairman and Chief      1972
     Executive Officer since before 1993 of The Standard Oil
     Company (Ohio), an integrated petroleum company. Mr.
     Whitehouse is a Director of The Timken Company.

     THE DIRECTORS RECOMMEND A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

                    BOARD OF DIRECTORS AND BOARD COMMITTEES

     The members of the Board of Directors have diversified professional experience in general management, mining, finance, law, education, and other fields. There is no family relationship among any of the nominees and executive officers of the Company. Ten of the twelve nominees have no present or former employment relationship with the Company. None of the nominees have any business relationship with the Company. All nominees are independent Directors except Mr. Brinzo. The average age of the nominees is 61, ranging from 48 to 70. The average service of the nominees is 7 years, ranging from less than one year to 25 years.

     The Company has a long-standing progressive governance process with formal governance guidelines. During 1997, ten regularly scheduled meetings of the Board of Directors were held and nineteen meetings of all standing Board committees were held. Directors also discharge their responsibilities by review of Company reports to Directors, visits to Company facilities, correspondence with the Chairman and the Chief Executive Officer, and telephone conferences with the Chairman, the Chief Executive Officer, Directors, and others regarding matters of interest and concern to the Company. The members of the Board of Directors have Executive, Audit, Board Affairs, Compensation and Organization, Finance, Strategic Advisory, and Long Range Planning Committees. All committees regularly report their activities, actions, and recommendations to the Board. Four Directors attended 100 percent of the meetings of the Board of Directors and Board Committees of which they were a member; five Directors attended at least 90 percent of such meetings and three Directors attended at least 80 percent of such meetings. Absences were generally due to temporary scheduling conflicts or illness.

     The Executive Committee consists of Messrs. Morley (chairman), Brinzo, Cambre, Colman, Ireland, Kanuk and Whitehouse. This Committee normally meets only when action is required before a regular Board meeting. It is empowered to act for the full Board of Directors on all matters, except it has no authority to fill vacancies among Directors or in any Committee of Directors, change officers of the Company, or declare dividends. Its members presently include the chairmen of the other standing committees. The Committee held no meetings during 1997.

     The Audit Committee, consisting of Messrs. Colman (chairman), Cambre and McAllister, reviews with the Company's management, the internal auditors and the independent public accountants, the Company's policies and procedures with respect to internal control; reviews significant accounting matters; approves the audited financial statements prior to public distribution; approves any significant changes in the Company's accounting principles or financial reporting practices; reviews independent public accounting services; and recommends to the Board of Directors the firm of independent public accountants to examine the Company's financial statements. The Committee held two meetings during 1997.

     The Board Affairs Committee, consisting of Messrs. Ireland (chairman), Morley, Schwartz and Whitehouse, administers the Company's compensation plans for Directors; monitors the Board governance process and provides counsel to the Board Chairman and the Chief Executive Officer on Board governance and other matters; recommends changes in membership and responsibility of Board committees; and acts as the Board's Nominating Committee and Proxy Committee in the election of Directors. Shareholders wishing to nominate director candidates for consideration by the Committee can do so by writing to the Secretary of the Company, giving the candidate's name, appropriate biographical data and qualifications. The Committee held four meetings during 1997.

     The Compensation and Organization Committee, consisting of Messrs. Morley (chairman), Cambre, Ireland and Joklik, recommends to the Board of Directors the officers and compensation of officers; administers the Company's compensation plans for officers; reviews organization and management development; evaluates the performance of the Chief Executive Officer; and obtains the advice of outside experts with regard to compensation matters. The Committee held nine meetings during 1997.

     The Finance Committee, consisting of Mr. Whitehouse (chairman), Dr. Kanuk, and Messrs. McAllister, Moore and Oresman, reviews the Company's financial condition, financial policies, investment plans and benefit funds management. The Committee recommends dividend and other actions to the Board of Directors. The Committee held one meeting during 1997.

     The Strategic Advisory Committee, consisting of Messrs. Ireland (chairman), Brinzo, Cambre, Colman, Moore and Morley, reviews corporate strategy and related issues and provides counsel to the Chief Executive Officer and the Board of Directors on such matters. The Committee held one meeting during 1997.

     The Long Range Planning Committee, consisting of the full Board of Directors with Mr. Brinzo serving as chairman, facilitates informed decisions by the Board through review of business plans and special topics of interest. The Committee held two meetings during 1997.

                            DIRECTORS' COMPENSATION

     Directors who are not employees of the Company receive an annual retainer of $20,000 and a fee of $1,000 for each Board of Directors meeting and a fee of $750 for each Board committee meeting attended. The committee chairmen, except Mr. Brinzo, each receive an annual retainer of $2,500, and Mr. Morley receives, in addition to his annual retainer, a monthly retainer of $10,000 as non-executive Chairman of the Board.

     During 1996, the Board of Directors of the Company adopted a Nonemployee Directors' Compensation Plan, which was approved by the Company's shareholders on May 14, 1996, providing for the award of 1,000 Restricted Shares to nonemployee Directors first elected to the Board after June 30, 1995. The Plan also provides that all Directors must take 50% of their retainer in Common Shares and may elect to take up to 100% of the retainer and other fees in Common Shares. In addition, the Plan gives nonemployee Directors the opportunity to defer all or a portion of their annual retainer and other fees, whether payable in cash or Common Shares.

     In order to attract and retain qualified Directors, the Company has had a Retirement Plan for Non-Employee Directors since 1984, which Plan was amended and restated effective as of July 1, 1995 to provide for a joint and survivorship benefit. The Plan also provides that upon completing five years of service, a non-employee Director elected before July 1, 1995 receives during his or her lifetime after retirement an amount equal to the annual retainer then paid to nonemployee Directors. In 1995, a Nonemployee Directors' Supplemental Compensation Plan was established for Directors first elected after June 30, 1995. Under such Supplemental Compensation Plan, a nonemployee Director with at least five years of service receives after retirement a quarterly amount equal to fifty percent of the stated quarterly retainer in effect at the time of retirement for the period equal to the Director's service. Under either Plan, in the event of a "change of control" causing the Director's retirement, he or she receives the retirement payment prorated for any service less than five years.

     The Company has entered into trust agreements with Key Trust Company of Ohio, N.A. relating to the Nonemployee Directors' Compensation Plan, the Retirement Plan for Non-Employee Directors and the Nonemployee Directors' Supplemental Compensation Plan, in order to establish arrangements for the funding and payment of the Company's obligations to beneficiaries under such Plans.

          SECURITIES OWNERSHIP OF MANAGEMENT AND CERTAIN OTHER PERSONS

     The following table sets forth the amount and percent of Common Shares which, as of March 9, 1998 (except as otherwise indicated), are deemed under the rules of the Securities and Exchange Commission ("SEC") to be "beneficially owned" by each Director (excluding the Chief Executive Officers), by each nominee for Director, by the Company's five most highly compensated executive officers and the former Chief Executive Officer, by such persons and the other executive officers as a group, and by any person or "group" (as that term is used in the Securities Exchange Act of 1934) known to the Company as of that date to be a "beneficial owner" of more than 5% of the outstanding Common Shares.

                                                            AMOUNT AND NATURE OF "BENEFICIAL OWNERSHIP"(1)
                                                  -------------------------------------------------------------------
             DIRECTORS AND NOMINEES                                 INVESTMENT
 (EXCLUDING DIRECTOR AND FORMER CHIEF EXECUTIVE                        POWER             VOTING POWER
      OFFICER M.T. MOORE AND DIRECTOR AND          BENEFICIAL    -----------------     -----------------   PERCENT OF
      CHIEF EXECUTIVE OFFICER J.S. BRINZO)        OWNERSHIP(2)    SOLE     SHARED       SOLE     SHARED     CLASS(3)
------------------------------------------------  ------------    ----     ------       ----     ------    ----------
Ronald C. Cambre................................      2,235        2,235       -0-       2,235       -0-        --
Robert S. Colman................................      3,015        3,015       -0-       3,015       -0-        --
James D. Ireland III............................    272,199        5,557   266,642(4)    5,557   266,642(4)    2.40%
G. Frank Joklik.................................      2,360        2,360       -0-       2,360       -0-        --
Leslie L. Kanuk.................................      3,015        3,015       -0-       3,015       -0-        --
Francis R. McAllister...........................      2,754        2,754       -0-       2,754       -0-        --
John C. Morley..................................      5,710        5,710       -0-       5,710       -0-        --
Stephen B. Oresman..............................      3,015        3,015       -0-       3,015       -0-        --
Alan Schwartz...................................      1,515        1,515       -0-       1,515       -0-        --
Alton W. Whitehouse.............................      3,260        3,260       -0-       3,260       -0-        --

            NAMED EXECUTIVE OFFICERS
            ------------------------
M. Thomas Moore.................................     40,000       40,000       -0-      40,000       -0-        --
John S. Brinzo..................................     37,302       37,302       -0-      37,302       -0-        --
William R. Calfee...............................     20,637       20,637       -0-      20,637       -0-        --
Thomas J. O'Neil................................     13,733       13,733       -0-      13,733       -0-        --
John W. Sanders.................................      7,000        7,000       -0-       7,000       -0-        --
A. Stanley West.................................     15,900       15,900       -0-      15,900       -0-        --
All Directors and Executive
  Officers as a Group
  (17 Persons)..................................    436,135      169,493   266,642     169,493   266,642      3.84%

                                                  AMOUNT AND NATURE OF "BENEFICIAL OWNERSHIP"(1)
                                         -----------------------------------------------------------------
                                                        INVESTMENT POWER      VOTING POWER
                                          BENEFICIAL    -----------------   -----------------   PERCENT OF
             OTHER PERSONS               OWNERSHIP(2)    SOLE     SHARED     SOLE     SHARED     CLASS(3)
             -------------               ------------    ----     ------     ----     ------    ----------
Schafer Capital Management, Inc. (5)
  101 Carnegie Center
  Princeton, NJ 08540..................    653,320      616,200    37,120   616,200    37,120      5.75%
The State Teachers Retirement
  Board of Ohio (6)
  275 East Broad Street
  Columbus, OH 43215...................    593,500      593,500       -0-   593,500       -0-      5.22%

---------------

(1) Under the rules of the SEC, "beneficial ownership" includes having or sharing with others the power to vote or direct the investment of securities. Accordingly, a person having or sharing the power to vote or direct the investment of securities is deemed to "beneficially own" the securities even if he or she has no right to receive any part of the dividends on or the proceeds from the sale of the securities. Also, because "beneficial ownership" extends to persons, such as co-trustees under a trust, who share power to vote or control the disposition of the securities, the very same securities may be deemed "beneficially owned" by two or more persons shown in the table. Information with respect to "beneficial ownership" shown in the table above is based upon information supplied by the Directors, nominees and executive officers of the Company and filings made with the SEC or furnished to the Company by any shareholder.

(2) Included in the shares shown are Common Shares subject to options granted by the Company which entitle the holder to acquire said shares within 60 days from March 9, 1998. Each of the Directors (excluding Mr. Moore and Mr. Brinzo) has such options as follows: Mr. Cambre, 500; Mr. Colman, 2,500; Mr. Ireland, 2,500; Mr. Joklik, 2,000; Dr. Kanuk, 2,500; Mr. McAllister, 500; Mr. Morley, -0-; Mr. Oresman, 2,500; Mr. Schwartz, 1,000 and Mr. Whitehouse, 2,500; each of the named executive officers in the table has such options as follows: Mr. Moore, 10,000; Mr. Brinzo, 7,000; Mr. Calfee, 4,375; Mr. O'Neil, -0-; Mr. Sanders, -0- and Mr. West, 2,000; and the Directors and executive officers as a group have 39,875 options. Performance shares earned for the performance period 1995 - 1997 by Messrs. Moore, 14,432, Brinzo, 5,958, Calfee, 5,428, O'Neil, 3,972, Sanders, -0- and West, 3,575 (the value of which is shown in the LTIP Payouts column of the "Summary Compensation Table" on page 7), less shares relinquished to fulfill withholding tax requirements, are included in the shares shown in the table.

(3) Less than 1%, except as otherwise indicated.

(4) Of the 272,199 shares deemed under the rules of the SEC to be beneficially owned by Mr. Ireland, he is a beneficial holder of 5,557 shares. The remaining 266,642 shares are held in trusts, substantially for the benefit of a charitable foundation, as to which Mr. Ireland is a co-trustee with shared voting and investment powers. Of such shares in trusts, Mr. Ireland has an interest in the income or corpus with respect to 18,474 shares.

(5) Except for Percent of Class, the information shown above was taken from the
    Schedule 13G, dated February 13, 1998, as filed by Schafer Capital Management, Inc., David K. Schafer and Schafer Cullen Capital Management, Inc. with the SEC.

(6) Except for Percent of Class, the information shown above was taken from the
    Schedule 13F, as of December 31, 1997, as filed by The State Teachers Retirement Board of Ohio with the SEC.

                             EXECUTIVE COMPENSATION

     The following table sets forth all compensation earned by the Company's five most highly compensated executive officers and M. Thomas Moore, who was Chairman and Chief Executive Officer until November 9, 1997 ("named executive officers"), with respect to the years shown for services rendered to the Company and its subsidiaries.
                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM COMPENSATION
                                                                           ------------------------------------
                                                                                          AWARDS
                                            ANNUAL COMPENSATION            ------------------------------------
                                   -------------------------------------   RESTRICTED   SECURITIES
                                                          OTHER ANNUAL       STOCK      UNDERLYING      LTIP         ALL OTHER
         NAME AND                   SALARY     BONUS     COMPENSATION(1)   AWARDS(2)     OPTIONS     PAYOUTS(3)   COMPENSATION(4)
    PRINCIPAL POSITION      YEAR     ($)        ($)            ($)            ($)          (#)          ($)             ($)
    ------------------      ----   --------   --------   ---------------   ----------   ----------   ----------   ---------------
M. Thomas Moore(5)          1997   $540,000   $250,000       $   --         $ 26,025(5)      -0-     $ 750,464        $26,713(5)
Former Chairman and Chief   1996    540,000    375,000           --              -0-         -0-       434,112         22,122
Executive Officer           1995    440,000    310,000           --              -0-         -0-           -0-         18,040

John S. Brinzo              1997    280,729    112,000           --              -0-         -0-       309,816         11,509
President and               1996    237,500    145,000           --              -0-         -0-       182,784          9,738
Chief Executive Officer     1995    225,000    131,500           --              -0-         -0-           -0-          9,221

William R. Calfee           1997    256,250    100,000           --           45,250(6)      -0-       282,256         10,505
Executive Vice              1996    250,000    145,000           --              -0-         -0-       182,784         10,250
President-Commercial        1995    250,000    131,500           --              -0-         -0-           -0-         10,245

Thomas J. O'Neil            1997    231,000    100,000           --              -0-         -0-       206,544          9,466
Executive Vice              1996    200,000    130,000           --              -0-         -0-       114,240          8,200
President-Operations        1995    185,000     95,000           --              -0-         -0-           -0-          7,585

John W. Sanders             1997    188,000     64,000           --          204,688(7)      -0-           -0-          7,704
Senior Vice President-      1996    175,000     85,000           --           81,250(7)      -0-           -0-          7,175
International Development   1995     43,750     15,000           --              -0-         -0-           -0-          1,794

A. Stanley West             1997    183,750     66,500           --           25,275(8)      -0-       185,900          7,531
Senior Vice                 1996    175,000     87,500           --              -0-         -0-       114,240          7,174
President-Sales             1995    175,000     85,000           --              -0-         -0-           -0-          7,167

---------------

(1) The executive officers are reimbursed for business club membership expenses and other business perquisites, in amounts that are less than the reporting thresholds established by the Securities and Exchange Commission.

(2) The aggregate number of shares of Restricted Stock held by Messrs. Moore, Brinzo, Calfee, O'Neil, Sanders and West, as of December 31, 1997 was 1,070, 330, 1,205, 6,000, 6,600 and 694, respectively. The aggregate value of such shares as of December 31, 1997 was $49,019, $15,118, $55,204, $274,875,
    $302,363 and $31,794, respectively. Dividends are payable on the shares of Restricted Stock reported in this column at the same rate as dividends on the Company's other Common Shares.

(3) This payout was determined in early 1998 for the 1995-1997 performance period under the Company's performance share program. The Company's closing stock price on March 9, 1998 of $52.00 per share was used to determine the value of the payout, which payout is to be made in shares of Common Stock.

(4) Amounts indicated for 1997 include cash contributed by the Company under the Cliffs Salaried Employees Supplemental Retirement Savings Plan as follows:
    $6,650, $6,355, $6,287, $6,136, $5,878 and $5,852 on behalf of Messrs.
    Moore, Brinzo, Calfee, O'Neil, Sanders and West, respectively; and cash contributed by the Company under the Voluntary Non-Qualified Deferred Compensation Plan as follows: $15,487, $5,154, $4,218, $3,330, $1,826 and
    $1,679 on behalf of Messrs. Moore, Brinzo, Calfee, O'Neil, Sanders and West, respectively.

(5) Culminating a succession planning process, Mr. Moore voluntarily relinquished his position as Chairman and Chief Executive Officer of the Company on November 9, 1997. At such time, Mr. Moore became an inactive employee under the Company's disability plans, whereby he will continue to receive his base salary through June 30, 1998, 75% of his salary through December 31, 1998 and 65% of his salary to age 65 on October 10, 1999, at which time he will retire as an inactive employee. Beginning November 10, 1997, Mr. Moore receives regular Board of Directors' fees ($4,576 in 1997), which are included in "All Other Compensation." The Board of Directors approved accelerated vesting, effective January 1, 1998, of 600 shares of Restricted Stock awarded to Mr. Moore on January 14, 1997 and full participation in the Company's Performance Share Program with respect to his regular grant of 17,000 performance shares in 1997, which are payable in the year 2000 to the extent of the Company's performance against specific financial objectives for the 1997-1999 period. At the request of Mr. Moore, the Company terminated his change-of-control employment agreement effective November 10, 1997. The Company retained an obligation to provide him with retiree medical benefits and protect him against the imposition of excise tax on "excess parachute" payments, if any, in the event of a change-of-control. Mr. Moore will continue to receive Company-paid financial planning and tax service for two years. In accordance with the Company's policy for retired Chief Executive Officers, Mr. Moore receives Company-provided office services and business club expense reimbursements.

(6) On January 1, 1997, the Company awarded 1,000 shares of Restricted Stock to Mr. Calfee. One-third of such award vested on the first anniversary of the date of the award, and one-third of such award will vest on each of the second and third anniversaries of the date of the award.

(7) On July 1, 1997, the Company awarded 5,000 shares of Restricted Stock to Mr. Sanders, of which one-fifth will vest on January 28, 2001 and an additional one-fifth will vest on each of the first, second, third and fourth anniversaries of the initial vesting date of the award. On January 1, 1996, the Company awarded 2,000 shares of Restricted Stock to Mr. Sanders. One-fifth of such award vested on each of the first and second anniversaries of the date of the award and one-fifth of such award will vest on each of the third, fourth and fifth anniversaries of the date of the award.

(8) On April 1, 1997, the Company awarded 600 shares of Restricted Stock to Mr. West. One-third of such award vested on the first anniversary of the date of the award, and one-third will vest on each of the second and third anniversaries of the date of the award.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information about stock options exercised during the last fiscal year by the named executive officers, and the number of Common Shares covered by unexercised options and the aggregate value of options held at the end of such fiscal year.

                                                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                SHARES                   UNDERLYING UNEXERCISED        "IN-THE-MONEY" OPTIONS
                               ACQUIRED      VALUE        OPTIONS AT FY-END (#)             AT FY-END ($)
                              ON EXERCISE   REALIZED   ---------------------------   ---------------------------
            NAME                  (#)         ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              -----------   --------   -----------   -------------   -----------   -------------
M. Thomas Moore                    -0-      $   -0-      10,000            -0-         256,950          -0-
John S. Brinzo                     -0-          -0-       7,000            -0-         179,865          -0-
William R. Calfee                  -0-          -0-       4,375            -0-         112,416          -0-
Thomas J. O'Neil                   -0-          -0-         -0-            -0-             -0-          -0-
John W. Sanders                    -0-          -0-         -0-            -0-             -0-          -0-
A. Stanley West                    -0-          -0-       2,000            -0-          51,390          -0-

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

     The following table sets forth information relating to the long-term incentive awards that were made on January 13, 1997 under the 1992 Incentive Equity Plan for the named executive officers.

                                                                           ESTIMATED FUTURE PAYOUTS
                                NUMBER OF         PERFORMANCE        UNDER NON-STOCK PRICE-BASED PLANS(1)
                              SHARES, UNITS         OR OTHER                  (NUMBER OF SHARES)
                                OR OTHER          PERIOD UNTIL       -------------------------------------
            NAME                 RIGHTS       MATURATION OR PAYOUT    THRESHOLD      TARGET      MAXIMUM
            ----              -------------   --------------------    ---------      ------      -------
M. Thomas Moore                  17,000          1/1/97-12/31/99         4,250       17,000       29,750
John S. Brinzo                    6,500          1/1/97-12/31/99         1,625        6,500       11,375
William R. Calfee                 6,500          1/1/97-12/31/99         1,625        6,500       11,375
Thomas J. O'Neil                  6,500          1/1/97-12/31/99         1,625        6,500       11,375
John W. Sanders                   3,750          1/1/97-12/31/99           938        3,750        6,563
A. Stanley West                   3,750          1/1/97-12/31/99           938        3,750        6,563

---------------

(1) Estimated payout if certain performance levels are achieved. No payout occurs unless threshold performance is achieved.

     The above table presents information about performance shares granted during the year pursuant to the 1992 Incentive Equity Plan. Each performance share, if earned, entitles the holder to receive Common Shares in accordance with the above table, depending on the degree of achievement of specified Company objectives. The objectives, weighted equally at the target level, are relative total shareholder return (share price plus reinvested dividends) and value added (earnings performance in excess of the cost of capital employed) over a three-year performance period. Relative total shareholder return is determined against a predetermined group of mining and metal companies. Actual value added performance is determined based on the Company's capital employed, earnings and cost of capital. The performance shares granted represent the number of Common Shares that would be earned if the average target level of the objectives is achieved by the Company; maximum payout is 175% of the performance shares granted and represents the number of Common Shares that would be earned if a superior level of the objectives is achieved by the Company; and threshold payout is 25% of the performance shares granted and represents the number of Common Shares that would be earned if a minimum level of the objectives is achieved by the Company. Attainment of objectives is measured on a combined basis. If achievement of one objective is below threshold, achievement of the other objective must be at least at threshold for any payout to occur. The number of Common Shares earned would be reduced to the extent necessary to prevent the value of the Common Shares paid to any participant from exceeding twice the market value of the Common Shares covered by the participant's grant on the date it was granted. The Committee has the discretion to make distributions in cash in lieu of stock. The Compensation and Organization Committee ("Committee") confirmed that for the three-year performance period ending December 31, 1997, the Company achieved an average performance of 132.4 percent in respect to the Company's objectives for value added and total shareholder return. As a result, the Committee approved a payout of 57,511 shares, the value of which for the named executive officers is shown in the LTIP Payouts column of the "Summary Compensation Table" on page 7. The Company's calculated value added exceeded the established target under the Performance Share Program by $19.6 million cumulatively for the three-year performance period. The established target was based on a weighted average cost of capital of 11.6 percent. The Company's average total shareholder return ranked in the 72nd percentile of its peer group of 41 mining and metal companies, versus the established Performance Share Program target of the 55th percentile. Each performance measure at target level is weighted 50 percent.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION POLICIES

     The Company's continuing objective is to provide superior sustainable value to its shareholders and other stakeholders. The Company's compensation structure is designed to serve this objective by providing sufficient total compensation to attract and retain high-performing employees. The compensation structure places a portion of compensation at risk with the performance of the Company, the organizational unit, and the individual. The portion at risk increases with responsibility level of the employee.

     Executive compensation consists of salary, annual incentive bonus opportunity, long-term equity incentive opportunity, general employee benefits, and other minor benefits. In determining executive compensation structure, the Committee considers current Company objectives, market survey data, and recommendations of consultants and the Chief Executive Officer. A broad group of industrial companies of comparable operations scope is used for competitive surveys.

     The Company has selected the S&P Iron and Steel Group Index and the S&P Metals Mining Group Index for the comparative stock price performance graph on page 12 because no meaningful iron ore peer group index is available. The survey group for executive compensation comparison is larger than the relevant industry groups for stock price performance comparison.

     Federal income tax legislation enacted in 1993 limits the deductibility of certain executive compensation in excess of $1 million. The Company has not had such non-deductible payments and does not expect such payments for 1998. If non-deductible payments would become likely in a future year, the Committee would determine appropriate action in light of the Company's circumstances at that time. Deferral of any non-deductible compensation until retirement is a potential action in such event.

SALARIES

     The Company strives to maintain salary range midpoints at the 50th percentile of market survey data. Actual salaries reflect responsibility, performance, and experience. Salary increases are awarded periodically based on individual performance, when allowed by economic conditions.

     The named executive officers, excluding the Chief Executive Officers, received no salary merit increases in 1995 or 1996. On January 1, 1997, the named executive officers, excluding the Chief Executive Officers, received an aggregate salary merit increase of 3.3 percent. On July 1, 1997, the same executive officers received increases aggregating 8 percent, which reflected a broad expansion of certain individual responsibilities, and which brought their total salaries to 99 percent of their aggregate new salary range midpoints.

ANNUAL INCENTIVE OPPORTUNITY

     The Company maintains a Management Performance Incentive Plan ("MPI Plan") which provides an incentive opportunity for management employees of Cleveland-Cliffs Inc and certain subsidiaries to earn an annual cash bonus. In 1994, a separate incentive plan was installed for salaried personnel at operating units and related service units in order to align incentives and responsibilities.

     Under the MPI Plan, each participant has a designated target bonus reflecting the participant's responsibility level. The target for the named executive officers ranges from 40 to 55 percent of the officer's salary range midpoint, depending on responsibility level. Awards can range from zero to 200 percent of the target amount for a participant.

     Objectives for the Company and executive officers are reviewed by the Board of Directors at the beginning of each year, and related performance reports are reviewed at regular Board meetings throughout the year. At the end of each year, the Committee reviews Company, unit, and individual performance for the year in relation to past results, the current year objectives, and the competitive and economic environment. The Committee also considers the recommendations of the Chief Executive Officer in regard to all participants except himself. The Committee then determines the total bonus pool for the participants and the award to each elected officer and gives the Chief Executive Officer authority to determine final awards to non-officer participants within the total pool allowance.

     A composite judgment is made by the Committee in determining awards under the MPI Plan. The Company's earnings are a key determinant, but other accomplishments or disappointments with implications for future Company performance may also receive substantial consideration in any year. MPI Plan awards reflect the Committee's judgment of individual and unit performance in such areas as sales, new business development, operations, technology, product and process quality, safety and environmental management, expenditure control, human resource programs, financial management, legal activities, and public affairs. The continuing benefit to the Company of the cumulative performance and experience of the participant may also be considered. All such matters are evaluated collectively without assignment of weights.

     Bonuses for the named executive officers, excluding the Chief Executive Officers, totaled $330,500 for 1997 (91 percent of their total target bonus) versus $447,500 for 1996 (135 percent of their total target bonus) and $326,500 for 1995 (138 percent of their total target bonus). In determining the 1997 bonuses for these officers, the general factors described above were considered, including the decrease in 1997 earnings compared to 1996. The 1997 bonuses for this group decreased 26 percent from 1996 while the Company's net income, excluding special items, decreased 23 percent.

LONG-TERM INCENTIVE OPPORTUNITY

     Unlike many companies that have multiple long-term incentive plans, the Company has only one regular long-term incentive opportunity for key management.

     The 1992 Incentive Equity Plan ("Plan"), as approved by the shareholders, is intended to align the interests of key management and the shareholders. In 1997, the Plan was amended, as approved by shareholders, to increase the number of the Company's shares available for issuance by 555,000 shares, limit the number of the Company's shares which can be issued as Restricted Shares and Deferred Shares under the Plan to 150,000 shares (excluding awards conditioned on the attainment of management objectives), provide that stock options may be transferrable, prohibit the re-pricing of "underwater options", provide the Committee with additional flexibility to modify management objectives relating to performance-based awards if business circumstances warrant, and eliminate automatic granting of formula awards of stock options to Directors.

     Under the Plan, a long-term performance share program ("Performance Share Program") was installed in 1994 to further align the interests of designated executives and the shareholders in increasing return on invested capital and long-term shareholder value. The Performance Share Program provides the participants the opportunity to receive shares of Company stock or, at the Committee's discretion, equivalent cash value, based on Company performance against specific financial objectives.

     Starting in 1994, grants of performance shares are made annually to certain key employees based on responsibility level. Performance for the 1995 grants was determined for the period, 1995-1997, as described below. Performance against specific financial objectives for the 1996 and 1997 grants will be determined in early 1999 and 2000 for the three-year periods, 1996-1998 and 1997-1999, respectively. The percentage of performance shares earned can range from zero to 175 percent. For 1997, 1996 and 1995, the named executive officers, excluding the Chief Executive Officers, were granted 20,500, 19,000 and 9,800 performance shares, respectively. For a detailed description of the 1997 grants, objectives and estimated future payout opportunities, see "Long-Term Incentive Plans--Awards in Last Fiscal Year" on page 8.

     The Committee confirmed that for the three-year performance period ending December 31, 1997, the Company achieved an average performance of 132.4 percent in respect to the Company's objectives for value added and total shareholder return. As a result, the Committee approved a payout of 57,511 shares, the value of which for the named executive officers is shown in the LTIP Payouts column of the "Summary Compensation Table" on page 7. The Company's calculated value added exceeded the established target under the Performance Share Program by $19.6 million cumulatively for the three-year performance period. The established target was based on a weighted average cost of capital of 11.6 percent. The Company's average total shareholder return ranked in the 72nd percentile of its peer group of 41 mining and metal companies, versus the established Performance Share Program target of the 55th percentile. Each performance measure at target level is weighted 50 percent.

     No general program of restricted stock awards to executive officers has existed since 1988, and no stock options have been awarded to executive officers since 1990. However, the Committee periodically uses such incentives on a selective basis.

     The Committee has authorized awards of stock options to certain key management employees, excluding participants in the Performance Share Program, with an annual limit of 125,000 shares. The exercise price of all stock options awarded under the 1992 Incentive Equity Plan has been the market price when awarded, adjusted for business spin-offs and special distributions to shareholders.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Culminating a succession planning process, Mr. Moore voluntarily relinquished his position as Chairman and Chief Executive Officer of the Company on November 9, 1997. Mr. Brinzo was elected President and Chief Executive Officer of the Company, effective November 10, 1997. He has 28 years with the Company and has served as a senior officer of the Company since 1987, and more recently as Executive Vice President-Finance and Planning since July 1, 1997.

     On January 1, 1996, Mr. Moore's salary was increased by 22.7 percent or $100,000 to $540,000, his salary range midpoint was increased by $68,500, and his target bonus was increased from 50 to 55 percent of his salary range midpoint in recognition of current compensation survey data, his experience as Chief Executive Officer and his continuing performance. On January 1, 1997, Mr. Brinzo received a salary merit increase of 5.3 percent. On July 1, 1997, his salary was increased by 10 percent reflecting an expansion of responsibility, his salary range midpoint was increased by $42,500, and his target bonus remained at 45 percent of salary range midpoint. As a result of Mr. Brinzo's election as President and Chief Executive Officer, he received a salary increase of 45.5 percent or $125,000 to $400,000, effective November 10, 1997, which brought his salary to 95 percent of his new position salary range midpoint of $423,000 with a target bonus of 55 percent of midpoint.

     The MPI Plan award to Mr. Moore for 1997 was $250,000 (90 percent of his target bonus) compared to $375,000 (135 percent of his target bonus) for 1996 and $310,000 (142 percent of his target bonus) for 1995, and the MPI Plan award to Mr. Brinzo for 1997 was $112,000 (91 percent of his target bonus) compared to $145,000 (145 percent of his target bonus) for 1996 and $131,500 (142 percent of his target bonus) for 1995. The Committee determined the 1997 awards to Mr. Moore and Mr. Brinzo based on all matters collectively in accordance with its policy, including the decline in earnings compared to 1996. Their combined bonuses were reduced 30 percent from 1996 versus a 23 percent decline in Company net income, before special items.

     Mr. Moore was granted 17,000, 17,000 and 10,900 performance shares for 1997, 1996 and 1995, respectively, and Mr. Brinzo was granted 6,500, 6,000 and 4,500 performance shares for 1997, 1996 and 1995, respectively, under the Performance Share Program. Both Mr. Moore's and Mr. Brinzo's 1997 Performance Share Program payouts were calculated in the same way as the payout to all other participants, as discussed under Long-Term Incentive Opportunity, and the value of the payouts earned by Mr. Moore and Mr. Brinzo is disclosed under the LTIP Payouts column of the "Summary Compensation Table" on page 7. No stock options have been awarded to Mr. Moore or Mr. Brinzo since 1990.

     The Chief Executive Officer is not present when the Committee reviews his performance and determines his compensation.

COMPANY PERFORMANCE COMPARISONS

     For the five-year period, 1993-1997, the total return on the Company's Common Shares was 63.1 percent which exceeded the total returns of the S&P Iron and Steel Group and the S&P Metals Mining Group, but trailed the strong return of the S&P 500 Stock Index. For the year 1997, the total return was 4.1 percent, which exceeded the peer group returns, but trailed the strong return for the broader market.

                                                        TOTAL SHAREHOLDER RETURN
                                                        ------------------------
                                                          YEAR       FIVE YEARS
                                                          1997       1993-1997
                                                          ----       ----------
Cleveland-Cliffs Inc..................................     4.1%         63.1%
S&P Iron and Steel Group Index........................     1.0           7.0
S&P Metals Mining Group Index.........................   (32.8)         (1.4)
S&P 500 Stock Index...................................    33.4         151.7

     The Committee believes that the long-term and cyclical nature of the Company's business can make shorter-term comparison of executive compensation and stock prices misleading. The Committee also believes that the Company's compensation structure provides appropriate alignment of the long-term interests of key management, the Company, and its shareholders.

     The foregoing report has been furnished by the members of the Compensation and Organization Committee as set forth below:

                                 J. C. Morley, Chairman
                                 R. C. Cambre
                                 J. D. Ireland III
                                 G. F. Joklik

                         SHAREHOLDER RETURN PERFORMANCE

     The following graph shows changes over the past five-year period in the value of $100 invested in: (1) Cliffs' Common Shares; (2) S&P 500 Stock Index;
(3) S&P Iron and Steel Group Index; and (4) S&P Metals Mining Group Index. The values of each investment are based on price change plus reinvestment of all dividends.

                                FIVE-YEAR CUMULATIVE TOTAL RETURNS
                            VALUE OF $100 INVESTED AT DECEMBER 31, 1992

     MEASUREMENT PERIOD           CLIFFS'                      S&P IRON AND     S&P METALS
   (FISCAL YEAR COVERED)          COMMON         S&P 500          STEEL           MINING
1992                                     100             100             100             100
1993                                     117             110             132             111
1994                                     120             112             128             130
1995                                     137             153             119             144
1996                                     157             189             106             147
1997                                     163             252             107              99

                                       VALUE AT DECEMBER 31

Cliffs' Common                  100            117            120            137           157            163
S&P 500                         100            110            112            153           189            252
S&P Iron and Steel Group        100            132            128            119           106            107
S&P Metals Mining Group         100            111            130            144           147             99

                                PENSION BENEFITS

     The following table shows the approximate maximum annual pension benefit under the Company's qualified pension plans, together with the Supplemental Plan described below, which would be payable to employees in various compensation classifications at age 65 with representative years of service. The amounts listed in the table are computed on an automatic joint and survivorship annuity basis and are subject to an offset of 50% of Social Security benefits through December 31, 1998 and the equivalent offset thereafter.

       AVERAGE ANNUAL
    COMPENSATION FOR 60                                          ANNUAL BENEFITS FOR
    HIGHEST CONSECUTIVE                                      YEARS OF SERVICE INDICATED
     MONTHS IN LAST 120        ---------------------------------------------------------------------------------------
MONTHS PRECEDING RETIREMENT      15 YRS.        20 YRS.        25 YRS.        30 YRS.        35 YRS.        40 YRS.
---------------------------    ------------   ------------   ------------   ------------   ------------   ------------
          $100,000               $ 28,425       $ 36,300       $ 44,175       $ 52,050       $ 59,925       $ 67,800
           150,000                 40,238         52,050         63,863         75,675         87,488         99,300
           200,000                 52,050         67,800         83,550         99,300        115,050        130,800
           250,000                 63,863         83,550        103,238        122,925        142,613        162,300
           300,000                 75,675         99,300        122,925        146,550        170,175        193,800
           350,000                 87,488        115,050        142,613        170,175        197,738        225,300
           400,000                 99,300        130,800        162,300        193,800        225,300        256,800
           450,000                111,113        146,550        181,988        217,425        252,863        288,300
           500,000                122,925        162,300        201,675        241,050        280,425        319,800
           550,000                134,738        178,050        221,363        264,675        307,988        351,300
           600,000                146,550        193,800        241,050        288,300        335,550        382,800
           650,000                158,363        209,550        260,738        311,925        363,113        414,300
           675,000                164,269        217,425        270,581        323,738        376,894        430,050
           700,000                170,175        225,300        280,425        335,550        390,675        445,800
           725,000                176,081        233,175        290,269        347,363        404,456        461,550

     The table is based on a 1 1/2% pension formula, includes the impact of a 5% add-on for employees who retire at age 65 under the normal retirement provision, with at least fifteen years of service, between January 1, 1994 and December 31, 1999, and includes a $400 monthly pension supplement payable for 12 months after retirement for employees who retire at age 65 with at least ten years of service, after December 31, 1996 and prior to January 1, 1999. The Internal Revenue Code of 1986 ("Code") places limitations on the benefits which may be paid from a qualified pension plan. The Company has a nonqualified Supplemental Retirement Benefit Plan ("Supplemental Plan") providing for the payment from general funds of the benefits which would be lost by Supplemental Plan participants as a result of present or future Code or other government limitations.

     The compensation used to determine benefits under the Company's pension plans is the sum of salary and bonus paid to a participant during a calendar year. Pensionable earnings for each of the Company's named executive officers during 1997 include the amount shown for 1997 in the Salary column of the "Summary Compensation Table" on page 7, plus the amount of bonus earned in 1996 and paid in 1997, as shown in the Bonus column of the Summary Compensation Table for 1996. Pensionable earnings in 1997 for Messrs. Moore, Brinzo, Calfee, O'Neil, Sanders and West were $915,000, $425,729, $401,250, $361,000, $273,000 and $271,250, respectively. Messrs. Moore, Brinzo, Calfee, O'Neil, Sanders and West have 31, 28, 25, 6, 2, and 30 years, respectively, of credited service under the Company's qualified pension plan.

                          AGREEMENTS AND TRANSACTIONS

     The Company has agreements with John S. Brinzo, Director, President and Chief Executive Officer, William R. Calfee, Executive Vice President-Commercial and Thomas J. O'Neil, Executive Vice President-Operations, dated June 30, 1997 ("Agreements"), which specify certain financial arrangements that the Company will provide upon the termination of such individuals' employment with the Company under certain circumstances. The Agreements are intended to ensure continuity and stability of executive management of the Company. The Agreements provide that, in the event of a "change of control" of the Company (as defined in the Agreements), such individuals would continue their employment with the Company in their then current positions for a period of 3 years following such "change of control". The Agreements also provide for vesting of all performance share grants at target objective levels.

     Under the Agreements, during the 3-year period following a "change of control", each officer would be entitled to receive base pay and opportunities for incentive compensation equivalent to that received prior to the "change of control", and to continue participation in employee benefit plans. The Agreements also provide that the officer would receive age and service pension credit through the 3-year term for pension benefit purposes and provide 1 year of prior actual "industry service" credit for every 2 years of service with the Company for the sole purpose of determining when the officer would be eligible for commencement of a 30-year pension benefit. If during the 3-year period, the officer is terminated by the Company without "cause", becomes disabled, or resigns after (i) not being maintained in his prior position, (ii) being reduced in duties, compensation or benefits, (iii) determining he is unable to carry out his duties and responsibilities, or (iv) being relocated or required to travel excessively without his consent, such officer would be entitled (a) to lump sum payments of the then present value of the base pay and incentive compensation that he would be entitled to receive under the Agreement for the greater of 1 year or the remainder of the 3-year period, (b) to a lump sum payment of the then present value of the pension benefits that he would be entitled to receive under the Agreement for the remainder of the 3-year term, and (c) to continue participation in medical and other welfare benefit plans for the greater of 1 year or the remainder of the 3-year period. The Agreements also entitle the officers to medical and life insurance benefit continuation for life upon retirement or following termination, unless the termination was for "cause". In addition, the Agreements provide that the officers are eligible for reimbursement of reasonable outplacement expenses. The Company will protect the officers against any imposition of excise tax on "excess parachute" payments under the Code by providing "gross up" payments to the officers. Such Agreements expire January 31, 2000.

     None of these arrangements create employment obligations for the Company unless a "change of control" has occurred, prior to which time the Company and such officers each reserve the right to terminate their employment relationship. Both before and after the occurrence of a "change of control", the Company may terminate the employment of any of such officers for "cause", without an obligation to pay severance compensation or benefits.

     During 1997, the Board of Directors of the Company approved the renewal to January 1, 2000 of the Severance Pay Plan for Key Employees ("Severance Plan") which presently covers 20 key employees. The Severance Plan is designed to assure continuity, stability, and fair treatment of employees in key positions in the event of a "change of control" of the Company (as defined in the Severance Plan). Under the Severance Plan, if during the 3-year period following a "change of control" a participant is terminated by the Company without "cause" or resigns after (i) not being maintained in his or her prior position, (ii) being reduced in compensation or benefits, (iii) determining he or she is unable to carry out his or her duties and responsibilities, or (iv) being relocated or required to travel excessively without consent, he or she is entitled to receive
(a) a lump sum payment in the amount of 1 or 2 years of base pay and incentive compensation (depending upon position), (b) age and service credit for the full 3-year term for pension benefit purposes, and (c) 1 year of prior actual "industry service" credit for every 2 years of service with the Company for the purpose of determining eligibility for commencement of 30-year pension and other benefits. Participants are entitled to vesting of all performance share grants at target objective levels, and to continue participation in health and life insurance plans for 1 or 2 years or (if earlier) until covered by similar plans sponsored by a subsequent employer, and are entitled to medical and life insurance benefit continuation for life following termination, beginning upon the date that the participant would have had 30 years of service with the Company without such termination (including credit for the 3-year term and "industry service" as described above). Also, participants are eligible for reimbursement of reasonable outplacement expenses. Individuals who would be covered by the Severance Plan, but who receive severance pay and benefits pursuant to a "change of control" employment agreement or another plan or agreement signed on behalf of the Company, are not entitled to benefits under the Severance Plan. All benefits payable under the Severance Plan are to be derived from the Company's then current operating funds. None of the obligations of the Company described above exist unless a "change of control" has occurred. The Company will protect the participant against imposition of any excise tax on "excess parachute" payments under the Code by providing "gross up" payments to the participant. Such Severance Plan, as modified, expires December 31, 1999.

     The Company has two trust agreements with Key Trust Company of Ohio, N.A. which relate to the Agreements and the Severance Plan. The first such trust agreement provides for the payment of the benefits arising under the Agreements, and the second trust agreement provides for reimbursement of legal fees and expenses incurred by the officers in enforcing their rights under the Agreements and by the key employees under the Severance Plan.

     The Company has indemnification agreements ("Indemnification Agreements") with each current member of the Board of Directors. The form and execution of the Indemnification Agreements were approved by the Company's shareholders at the Annual Meeting convened on April 29, 1987. Such agreements essentially provide that to the extent permitted by Ohio law, the Company will indemnify the indemnitee against all expenses, costs, liabilities and losses (including attorneys' fees, judgments, fines or settlements) incurred or suffered by the indemnitee in connection with any suit in which the indemnitee is a party or otherwise involved as a result of his service as a member of the Board or as an officer. In connection with the foregoing Indemnification Agreements, the Company has entered into a trust agreement with Key Trust Company of Ohio, N.A. pursuant to which the parties to the Indemnification Agreements may be reimbursed with respect to enforcing their respective rights under the agreements.

     In order to promote mutual appreciation of management and union interests, the Company and the United Steel Workers of America ("USWA") reached agreement in 1996 on a process to jointly designate a member of the Board of Directors of the Company, pursuant to a general understanding between the USWA and certain Company subsidiaries reached in 1993. Such designee would be subject to annual nomination by the Company, election by vote of the shareholders, and all laws and Company policies applicable to the Board of Directors. The agreement expires on August 1, 1999.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 ("Exchange Act") requires the Company's Directors and officers and persons who own 10% or more of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Directors, officers and 10% or greater shareholders are required by SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

     Based solely on the Company's review of the copies of such forms it has received, and written representations by such persons, the Company believes that all of its Directors and officers complied with all filing requirements applicable to them with respect to transactions in the Company's equity securities during the fiscal year ended December 31, 1997, except for the inadvertent omission to report on a Form 4 one sale transaction by Mr. Moore, which omission was promptly reported on an Amended Form 4 filing within 12 days of his initial filing of Form 4 for that month.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

                                (PROPOSAL NO. 2)

     A proposal will be presented at the Meeting to ratify the appointment of the firm of Ernst & Young LLP as independent public accountants to examine the books of account and other records of the Company and its consolidated subsidiaries for the fiscal year ending December 31, 1998. Representatives of Ernst & Young LLP are expected to be present at the Meeting. Such representatives will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions. Although such ratification is not required by law, the Board of Directors believes that shareholders should be given this opportunity to express their views on the subject. While not binding on the Board of Directors, the failure of the shareholders to ratify the appointment of Ernst & Young LLP as the Company's independent public accountants would be considered by the Board in determining whether or not to continue the engagement of Ernst & Young LLP.

     THE DIRECTORS RECOMMEND A VOTE FOR THIS PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS YOUR COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

                                 ANNUAL REPORT

     The Company's 1997 Annual Report to Shareholders, including financial statements, is being distributed to all shareholders of the Company together with this Proxy Statement, in satisfaction of the requirements of the SEC. Additional copies of such report are available upon request. To obtain additional copies of such Annual Report please contact the Company's Investor Relations Department at (216) 694-5459.

                              GENERAL INFORMATION

     The cost of soliciting proxies will be paid by the Company. In addition to solicitation by mail, solicitations may also be made by personal interview, telegram and telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Company will reimburse them for their expenses in so doing. Officers and other regular employees of the Company, as yet undesignated, may also request the return of proxies by telephone, telegram, or in person. Finally, the Company has retained Georgeson & Company Inc., New York, New York, to assist in the solicitation of proxies using the means referred to above, at an anticipated cost of $10,000, plus reasonable expenses.

     Pursuant to regulations of the SEC, the material appearing under the captions "Compensation Committee Report on Executive Compensation" and "Shareholder Return Performance" are not deemed to be soliciting material or to be filed with the SEC or subject to Regulation 14A promulgated by the SEC or
Section 18 of the Securities Exchange Act of 1934.

     The Common Shares represented by properly executed proxy cards will be voted as specified. It is intended that the Common Shares represented by proxies on which no specification has been made will be voted FOR the election of the nominees for Director named herein or such substitute nominees as the Board of Directors may designate, FOR ratification of Ernst & Young LLP as the firm of independent public accountants to examine the books of account and other records of the Company and its consolidated affiliates for the fiscal year 1998 and at the discretion of the persons named as proxies on all other matters which may properly come before the Meeting.

     At the Meeting, the results of shareholder voting will be tabulated by the inspector of elections appointed for the Meeting. The Company intends to treat properly executed proxies that are marked "abstain" or that are held in "street name" by brokers and are not voted on one or more particular proposals (if otherwise voted on at least one proposal) as "present" for purposes of determining whether a quorum has been achieved at the Meeting. The candidates for Directors receiving a plurality of the votes will be elected. Votes withheld in respect of the election of Directors will not be counted in determining the outcome of that vote. In respect of the proposal to ratify the appointment of the independent public accountants, abstentions will be treated as votes against the proposal, and broker non-votes will be treated as having no effect on the outcome of the vote.

     If notice in writing shall be given by any shareholder to the President, a Vice President or the Secretary, not less than 48 hours before the time fixed for the holding of the Meeting, that such shareholder desires that the voting for the election of Directors shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of the Meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as he or she possesses at such election. Under cumulative voting a shareholder may cast for any one nominee as many votes as shall equal the number of Directors to be elected, multiplied by the number of his or her Common Shares. All of such votes may be cast for a single nominee or may be distributed among any two or more nominees as he or she may desire. If cumulative voting is invoked, and unless contrary instructions are given by a shareholder who signs a proxy, all votes represented by such proxy will be cast in such manner and in accordance with the discretion of the person acting as proxy as will result in the election of as many of the Board of Directors' nominees as is possible.

                                 OTHER BUSINESS

     It is not anticipated that any other matters will be brought before the Meeting for action; however, if any such other matters shall properly come before the Meeting, it is intended that the persons authorized under proxies may, in the absence of instructions to the contrary, vote or act thereon in accordance with their best judgment.

                             SHAREHOLDER PROPOSALS

     Any proposal by a shareholder intended to be presented at the 1999 Annual Meeting of Shareholders must be received by the Company on or before November 23, 1998 to be included in the proxy materials of the Company relating to such meeting.

                                   IMPORTANT
TO ASSURE YOUR REPRESENTATION AND A QUORUM FOR THE TRANSACTION OF BUSINESS AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

                              CLEVELAND-CLIFFS INC

                                   NOTICE OF
                                 ANNUAL MEETING
                                OF SHAREHOLDERS
                                 TO BE HELD ON
                                  MAY 12, 1998
                                      AND
                                PROXY STATEMENT

  COMMON                        CLEVELAND-CLIFFS INC
  SHARES         18th Floor Diamond Building - Cleveland, Ohio 44114-2589

    P          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
    R
    O           The undersigned hereby appoints J.D. Ireland III, J. C. Morley,
    X       A. Schwartz and A. W. Whitehouse, as Proxies, each with the power to
    Y       appoint his substitute, and hereby authorizes them to represent and to vote all of Cleveland-Cliffs Inc Common Shares held of record by the undersigned on March 16, 1998, at the Annual Meeting of Shareholders to be held on May 12, 1998, or at any adjournment or adjournments thereof, as follows:

                Election of Directors, Nominees:

                J. S. Brinzo, R. C. Cambre, R. S. Colman, J. D. Ireland III,
                G. F. Joklik, L. L. Kanuk, F. R. McAllister, M. T. Moore,
                J. C. Morley, S. B. Oresman, A. Schwartz, A. W. Whitehouse.

            YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK
            ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER; IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND
            2 INCLUSIVE. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                           (TO BE SIGNED AND DATED ON OTHER SIDE)

                                                                 |-------------|
                                                                 | SEE REVERSE |
                                                                 |    SIDE     |
                                                                 |-------------|


--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

 -----
|     |     Please mark your
|  X  |     votes as in this
|     |     example.
 -----



----------------------------------------------------------------------------------------------------------------------------------

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                         FOR     WITHHELD                                                             FOR    AGAINST    ABSTAIN
  1.  Election of        ---       ---                   2.  Ratification of the appointment of       ---      ---        ---
      Directors         |   |     |   |                      Ernst & Young LLP as independent        |   |    |   |      |   |
      (see reverse)      ---       ---                       public accountants                       ---      ---        ---


  For, except vote withheld from the following nominee(s):


  --------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
                                                                        IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE
                                                                        UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE
                                                                        THE MEETING.


                                                                         Please sign exactly as name appears hereon. Joint owners
                                                                         should each sign. When signing as attorney, executor,
                                                                         administrator, trustee or guardian, please give full title as such.

                                                                         ----------------------------------------------------------


                                                                          ---------------------------------------------------------
                                                                               SIGNATURE(S)                             DATE

-----------------------------------------------------------------------------------------------------------------------------------
                                                          FOLD AND DETACH HERE






                                                                 IMPORTANT

                                             PLEASE COMPLETE AND RETURN YOUR PROXY CARD PROMPTLY
                                                           USING THE ENCLOSED ENVELOPE